                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              HARSCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

[Harsco Logo]

NOTICE OF
2002 MEETING
AND PROXY
STATEMENT

HARSCO CORPORATION

[Harsco Logo]
--------------------------------------------------------------------------------

                                                              HARSCO CORPORATION
                                                          350 Poplar Church Road
                                                         Camp Hill, PA 17011 USA
                                                             Mail: P.O. Box 8888
                                                    Camp Hill, PA 17001-8888 USA

                                                         Telephone: 717.763.7064
                                                               Fax: 717.763.6424
                                                             Web: www.harsco.com

March 26, 2002

To Our Stockholders:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of your Company, which will be held on Tuesday, April 30, 2002, beginning at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement which follow. We look forward to greeting as many of our stockholders as possible.

The Company is providing you with the opportunity to vote your shares by calling a toll-free number or via the Internet as explained in the instructions on your Proxy Card.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card, in the postage-paid envelope provided, or vote by telephone or via the Internet, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy promptly will be appreciated.

Sincerely,

/s/ Derek C. Hathaway
Derek C. Hathaway
Chairman, President and Chief
Executive Officer

HARSCO CORPORATION
P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation will be held on Tuesday, April 30, 2002, at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

     1. Election of four Directors to serve until the 2005 Annual Meeting of Stockholders, and until their successors are elected and qualified and one Director to serve until the 2004 Annual Meeting of Stockholders, and until his successor is elected and qualified;

     2. Approval of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2002; and

     3. Such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 6, 2002, as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. The polls will open at 9:30 a.m. on the date of the Annual Meeting and will close at approximately 10:15 a.m. Proxies will be accepted continuously from the time of mailing until the closing of the polls.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES, OR VOTE BY TELEPHONE OR VIA THE INTERNET, FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,

/s/ Paul C. Coppock
Paul C. Coppock
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary
March 26, 2002

                                PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors of Harsco Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company, to be held April 30, 2002, or at any adjournment or adjournments of the Annual Meeting.

     The record date for stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 6, 2002. On the record date, there were issued and outstanding 40,091,257 shares of the Company's common stock, $1.25 par value (the "common stock"). This figure does not include 26,498,422 shares reacquired and held by the Company as treasury stock which will not be voted. All such shares are one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the shares cast at the Annual Meeting will be required to act on the election of directors. Assuming that a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Company entitled to vote, present in person or by proxy, will be required with respect to the appointment of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year and on all other matters to come before the Annual Meeting.

     In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but specifically abstains from voting on a matter or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters ("broker non-votes"). In conformity with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to election of directors, and therefore will not affect the outcome of such matter. With respect to each other matter presented at the Annual Meeting, abstentions will be treated as negative votes on such matters, while broker non-votes will not be counted in determining the outcome.

     The shares of common stock represented by each properly executed proxy received by the Board of Directors will be voted at the Annual Meeting in accordance with the instructions specified therein. If no instructions are specified, such shares of common stock will be voted FOR the election of nominees for Directors and FOR the adoption of the appointment of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year. The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment of the Meeting, the persons voting the proxies will vote them in accordance with their best judgment. Any proxy may be revoked by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy.

     The principal executive offices of the Company are located at 350 Poplar Church Road, Camp Hill, Pennsylvania (mailing address: P.O. Box 8888, Camp Hill, Pennsylvania 17001-8888). This Proxy Statement and accompanying Notice of Meeting and Proxy Card are first being mailed to stockholders on or about March 26, 2002.

ELECTION OF DIRECTORS

     The Company currently has eleven Directors, of whom five have a term of office which will expire at the 2002 Annual Meeting. The Company's By-laws authorize the Board of Directors to fix the number of Directors from time to time, provided that such number will not be less than five nor more than twelve. In accordance with the By-laws, the Board of Directors has fixed the number of Directors at eleven as of the 2002 Annual Meeting.

     At the 1986 Annual Meeting of Stockholders, a classified Board was adopted and elected by the Company's stockholders. Under this system, the Board of Directors is divided into three classes. One class is elected each year for a three-year term. The class whose term will expire at the 2002 Annual Meeting of Stockholders consists of five Directors. In order to keep the three classes of Directors as nearly equal in number as practicable, Mr. Butler, who presently has a term expiring in 2002, has been nominated to stand for reelection this year to the class whose term will expire in 2004.

     The stockholders are asked to vote FOR Messrs. S. D. Fazzolari, A. J. Sordoni, III, J. P. Viviano and Ms. C. F. Scanlan, all of whom have been duly nominated by the Board of Directors, upon the recommendation of the Nominating Committee, to serve a term of office until the 2005 Annual Meeting of Stockholders and Mr. G. D. H. Butler, duly nominated by the Board of Directors, upon the recommendation of the Nominating Committee, to serve a term of office until the 2004 Annual Meeting of Stockholders, until their respective successors have been elected and qualified. However, should any nominee become unavailable or prove unable to serve for any reason, Proxies will be voted for the election of such other person or persons as the Board of Directors may select to replace such nominee. No circumstance is presently known which would render any nominee named herein unavailable to serve.

     Each person named as a nominee for Director has advised the Company of the nominee's willingness to serve if elected. The information set forth below states the name of each nominee for Director and of each Director continuing in office, his or her age, a description of present and previous positions, the year in which he or she first became a Director of the Company, business experience, other directorships held and the Committees of the Board on which the individual serves.

                       NOMINEE FOR TERM EXPIRING IN 2004

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME        AGE                 AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----        ---                 -----------------------------                  --------
G. D. H. Butler   55   Senior Vice President -- Operations of the Corporation         2002
                       since 2000. Concurrently serves as President of the
                       Heckett MultiServ -- East Division and President of the
                       SGB Division. Was President of the Heckett
                       MultiServ -- East Division from 1994 to 2000. Served as
                       Managing Director -- Eastern Region of the Heckett
                       MultiServ Division in 1994. Served in various officer
                       positions within MultiServ International, N.V. prior to
                       1994 and prior to Harsco's acquisition of that corporation in 1993.

                      NOMINEES FOR TERMS EXPIRING IN 2005

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME        AGE                 AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----        ---                 -----------------------------                  --------

S. D. Fazzolari   49   Senior Vice President, Chief Financial Officer and             2002
                       Treasurer of the Corporation since 1999. Served as Senior
                       Vice President and Chief Financial Officer from January
                       1998 to August 1999. Served as Vice President and
                       Controller from January 1994 to December 1997 and as
                       Controller from January 1993 to January 1994.

C. F. Scanlan     54   Since 1996, President and Chief Executive Officer of The       1998
                       Health Alliance of Pennsylvania (representation and
                       advocacy organization) and Executive Vice President and
                       Chief Operating Officer since 1995. President and Chief
                       Executive Officer of The Hospital and Healthsystem
                       Association of Pennsylvania since 1995. Director of Health
                       Forum (knowledge transfer and e-commerce company), a
                       subsidiary of American Hospital Association. Served as
                       Chairman of the Board of PHICO Group (a medical
                       malpractice insurance company) since 1998, and served as
                       Chairman of PHICO Insurance Company, a wholly-owned
                       subsidiary of PHICO Group from 1998 to November 2001. On
                       August 16, 2001, the Commonwealth Court of Pennsylvania
                       issued an Order of Rehabilitation for PHICO Insurance
                       Company which gave the Pennsylvania Insurance Department
                       statutory control over that company. On December 14, 2001,
                       PHICO Insurance Company's parent, PHICO Group, filed a
                       Chapter 11 bankruptcy petition in the U.S. Bankruptcy
                       Court in Harrisburg, Pennsylvania. On February 1, 2002,
                       the Pennsylvania Insurance Department declared the PHICO
                       Insurance Company insolvent and the Pennsylvania
                       Commonwealth Court issued an order authorizing the
                       Insurance Department to liquidate that company. The
                       decision of the Commonwealth Court has been appealed.
                       Member of the Management Development and Compensation and
                       Audit Committees.

A. J. Sordoni,    58   Chairman of Sordoni Construction Services, Inc. (building      1988
   III                 construction and management services company) and has been employed by that company since 1967. Former Chairman and
                       Director of C-TEC Corporation and Mercom, Inc. Chairman of
                       the Nominating Committee; Member of the Management
                       Development and Compensation and Executive Committees.

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME        AGE                 AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----        ---                 -----------------------------                  --------
J. P. Viviano     63   Retired Vice Chairman of Hershey Foods Corporation. Was        1999
                       President and Chief Operating Officer of Hershey Foods
                       Corporation from 1994 to 1998 (confectionery and grocery
                       products). Mr. Viviano is a director of Chesapeake
                       Corporation, Huffy Corporation, R. J. Reynolds Tobacco
                       Holdings, Inc. and RPM, Inc. Member of the Audit
                       Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2003

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME        AGE                 AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----        ---                 -----------------------------                  --------
D. C. Hathaway   57    Chairman, President and Chief Executive Officer since July     1991
                       31, 2000 and also from April 1, 1994 to January 1, 1998.
                       Was Chairman and Chief Executive Officer from January 1,
                       1998 to July 31, 2000. Was President and Chief Executive
                       Officer from January 1, 1994 to April 1, 1994. Was
                       President and Chief Operating Officer of the Company from
                       May 1, 1991 to January 1, 1994. Held various executive
                       positions with the Company prior to 1991. Chairman of the
                       Executive Committee.

J. J.Jasinowski  63    President of the National Association of Manufacturers         1999
                       (business advocacy and policy association) since 1990. Mr.
                       Jasinowski is also an author and commentator on economic,
                       industrial and governmental issues. Mr. Jasinowski is a
                       director of Phoenix Home Life Insurance and WebMethods.
                       Member of the Audit and Nominating Committees.

D. H. Pierce     60    President and CEO of ABB Inc., the US subsidiary of global     2001
                       industrial, energy and automation provider ABB from 1999
                       until his retirement in June 2001. Between 1998 and 1999
                       he was president of Steam Power Plants and Environmental
                       Systems of ABB Inc. Between 1996 and 1998 he was Group
                       Executive Vice President -- The Americas Region and Member
                       of ABB Ltd. Group Executive Committee. Between 1994 and
                       1996 he was President of ABB China Ltd.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2004

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME       AGE                  AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----       ---                  -----------------------------                  --------
J. I. Scheiner  57    President and Chief Operating Officer of Benatec                1995
                      Associates, Inc. (architectural and engineering consulting company) since 1991. Previously, he was President of Stoner
                      Associates, Inc. and Vice President of Huth Engineers.
                      Served as Secretary of Revenue for the Commonwealth of
                      Pennsylvania, and served as Deputy Secretary for
                      Administration, Pennsylvania Department of Transportation.
                      He is a member of the Pennsylvania Chamber of Business and
                      Industry Board. Chairman of the Audit Committee and member of the Executive and the Management Development and
                      Compensation Committees.

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME       AGE                  AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----       ---                  -----------------------------                  --------
I. C. Strachan  58    Deputy Chairman of Invensys plc (a controls and automation      2001
                      company) from 1999 to 2000. Chief Executive Officer of BTR plc (an industrial manufacturing company) from 1996 and
                      1999. He was with Rio Tinto plc (formerly RTZ plc) (a
                      mining company) as Deputy Chief Executive Officer from 1991 to 1995 and as Chief Financial Officer from 1987 to 1991.
                      He serves on the boards of Transocean Sedco Forex Inc.,
                      Instinet Group Inc., Reuters PLC and Johnson Matthey plc.

R. C. Wilburn   58    President of the Gettysburg National Battlefield Museum         1986
                      Foundation since 2000. Former President and Chief Executive
                      Officer of the Colonial Williamsburg Foundation (historic
                      preservation and educational outreach organization) between
                      1992 and 1999. Other former positions include Distinguished
                      Service Professor at Carnegie Mellon University; President
                      of Carnegie Institute and Carnegie Library and Secretary of
                      Education for the Commonwealth of Pennsylvania. He is a
                      Director of Erie Indemnity Company, Erie Family Life, and
                      CoManage. Chairman of the Management Development and
                      Compensation Committee; Member of the Nominating and
                      Executive Committees.

BOARD COMMITTEES AND MEETING ATTENDANCE

     The Board of Directors met seven times during the fiscal year ended December 31, 2001. Each of the Directors of the Board attended at least 75% of the meetings of the Board and all Committees on which the Director served.

     The Nominating Committee recommends periodically to the Board prospective Director candidates in light of resignations, retirements, or other changes in the composition of the Board; proposes to the Board by January of each year a slate of Directors for submission to the stockholders at the Annual Meeting; and represents the Board in discussions with prospective Director candidates. The Nominating Committee met four times in 2001.

     The Management Development and Compensation Committee administers the Company's executive compensation policies and programs, advises the Board concerning election of officers and executive salaries, and reviews and consults with appropriate members of management with respect to organizational matters. Areas of responsibility include, but are not necessarily limited to, planning for management succession at the corporate and division level, particularly in senior executive ranks, recommending to the Board the annual base salary of corporate officers and division presidents, authorizing awards under the Company's 1995 Executive Incentive Compensation Plan and advising the Board regarding the institution or amendment of any incentive or contingent compensation plan applicable to officers of the Company. The Management Development and Compensation Committee met six times in 2001. For additional information regarding the policies and mission of the Compensation Committee see the "Board Compensation Committee Report on Executive Compensation" which appears beginning on page 11 of this Proxy Statement.

     The Audit Committee meets with members of management, the independent accountants and internal auditors, reviews and approves the scope of audit and non-audit services, and considers the possible effect of non-audit services on the outside accountant's independence. The Committee reviews the results of the annual audit and any accounting or disclosure questions encountered in the course of the annual audit and reviews the adequacy of internal controls and other financial issues. The Committee provides a recommendation to the Board of Directors concerning inclusion of the audited financial statements in the Company's Annual Report on Form 10-K. The Chairman of the Committee or a member of the Committee designated by the Chairman meets quarterly with management and the independent accountants to review financial matters. The Audit Committee met three times in 2001.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors (the "Committee") is composed of four Directors each of whom is independent as defined by the Rules of the New York Stock Exchange. The Audit Committee operates under a written charter that was adopted by the Board of Directors in 1992 and was revised on September 25, 2001. A copy of the charter, as revised, is included in this Proxy Statement as Appendix A.

     The Audit Committee reports to and acts on behalf of the Board of Directors by monitoring the Company's financial reporting processes and system of internal controls, the independence and performance of the independent accountants and the performance of the Company's internal auditors. The Company's management is responsible for the Company's financial reporting process, including the Company's system of internal controls and the preparation of the financial statements. The independent accountants are responsible for performing an audit of the Company's financial statements and issuing a report thereon.

     The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. These discussions focused on the quality, not just the acceptability, of the accounting principles used by the Company and the reasonableness of significant judgments made by management in the preparation of the financial statements. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee also discussed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits. In addition, the Audit Committee discussed with the independent accountants their independence from the Company and its management and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). PricewaterhouseCoopers, LLP, the Company's independent accountants, has provided the Audit Committee written disclosures and the letter required by Independence Standards Board Standard No. 1 concerning the accountant's independence from the Company.

     Based on the review and discussions referred to above, the Audit Committee's review of the representations of management and the report of the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

     J. I. Scheiner, Chairman
     J. J. Jasinowski
     C. F. Scanlan
     J. P. Viviano

FEES BILLED BY THE ACCOUNTANTS FOR AUDIT AND NON-AUDIT SERVICES

     The following table sets forth the amount of audit fees, financial information systems design and implementation fees, and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, the Company's principal accountant for the year ended December 31, 2001.

                                                                  AMOUNT
                                                                ----------
Audit Fees(1)...............................................    $1,620,000
Financial Information Systems Design and Implementation
  Fees(2)...................................................    $       --
All Other Fees(3)...........................................    $1,318,000
Total Fees..................................................    $2,938,000

---------------
(1) Includes annual financial statement audit and limited quarterly review services.

(2) No such services were provided by PricewaterhouseCoopers LLP for the most recent fiscal year.

(3) Includes fees of $502,000 related to audits of statutory financial statements. The remaining amount primarily represents services performed in connection with income tax services other than those directly related to the audit of the income tax accrual, audits of employee benefit plans and internal control and other attestation-type services.

     The Committee has considered the possible effect of non-audit services on the accountants' independence and approved the type of non-audit services to be rendered.

DIRECTORS' COMPENSATION

     Non-employee Directors ("Outside Directors") of the Company currently receive compensation of $31,500 per year plus $1,000 for participation at each meeting of the Board and $1,000 for each committee meeting. Outside Directors who are chairmen of the Audit and Nominating Committees receive additional compensation of $4,000 per year and the Chairman of the Management Development and Compensation Committee receives additional compensation of $5,000 per year. Certain Outside Directors also receive compensation for special assignments in their capacity as Director at the rate of $1,000 per day.

     Outside Directors are eligible to receive grants of nonqualified stock options. Individuals who are Outside Directors on the first business day of May of each year will automatically be granted on that date a nonqualified stock option to purchase 2,000 shares of the Company's common stock at a price equal to the market value on the date of grant. The Compensation Committee has no discretion as to the eligibility, exercise price or size of awards to Outside Directors. On May 1, 2001, the Company granted stock options in the amount of 2,000 shares each to the Outside Directors. The options permit the holders to purchase shares at the price of $27.925 per share, exercisable in whole or in part commencing one year after the date of grant and expiring on April 30, 2011.

     The Company maintains a Deferred Compensation Plan for Non-Employee Directors ("Deferred Compensation Plan") which allows each Outside Director to elect to defer receipt of all or any portion of the director compensation until a future date selected by the Director. The Director elects to hold the accumulated deferred compensation in either an interest-bearing account or a Harsco phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of the Company's common stock based upon the number of shares of common stock that compensation payable on a given date would have purchased at the market price of the stock on that date. Dividends that would be earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash based upon the market price of the common stock on the date of payment. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control. Directors are also permitted to make early withdrawals of their deferred accounts subject to a 10% forfeiture.

     Directors who are actively employed by the Company receive no additional compensation for serving as Directors and by policy, the Company does not pay consulting or professional service fees to Directors.

SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 6, 2002, information with respect to the beneficial ownership of the Company's outstanding voting securities, stock options and other stock equivalents by (a) each Director (b) the Company's Chief Executive Officer and the Company's four most highly compensated other executive officers (the "Named Executives") and (c) all Directors and executive officers as a group. All of the Company's outstanding voting securities are common stock.

                                    NUMBER OF          NUMBER OF            NUMBER OF OTHER
NAME                                SHARES(1)    EXERCISABLE OPTIONS(2)    STOCK EQUIVALENTS
----                                ---------    ----------------------    -----------------
G. D. H. Butler...................       -0-             68,000                  24,000(5)
P. C. Coppock.....................    52,720(3)         155,000                  26,453(5)
S. D. Fazzolari...................    10,461            124,000                  25,261(5)
D. C. Hathaway....................   110,182            395,000                 108,053(5)
J. J. Jasinowski..................     1,200              6,000                   4,337(6)
R. W. Kaplan......................    17,719            127,200                  25,786(5)
D. H. Pierce......................     2,000              2,000                     937(6)
C. F. Scanlan.....................     1,500              8,000                     -0-
J. I. Scheiner....................     3,526             14,000                   2,219(6)
A. J. Sordoni, III................   107,500(4)          20,000                     -0-
I. C. Strachan....................       500                -0-                     -0-
J. P. Viviano.....................     5,400              6,000                   4,205(6)
R. C. Wilburn.....................     3,500             20,000                      55
All Directors and executive
  officers as a group. (14 persons
  in total, including those listed
  above)..........................   318,816            974,500                 227,604

---------------

(1) Includes, in the case of Messrs. Butler, Coppock, Fazzolari, Hathaway, Kaplan and all Directors and executive officers as a group, -0- shares, 11,909 shares, 8,096 shares, 24,623 shares, 11,359 shares and 57,252 shares, respectively, pursuant to the Company's Savings Plan in respect of which such persons have shared voting power.

(2) Represents all stock options exercisable within 60 days of March 6, 2002 awarded under the 1986 Stock Option Plan, the 1995 Executive Incentive Compensation Plan and the 1995 Non-Employee Directors' Stock Plan. Unexercised stock options have no voting power.

(3) Includes 18,480 shares owned by his wife as to which Mr. Coppock disclaims beneficial ownership.

(4) Includes 18,000 shares owned by his wife and children as to which Mr. Sordoni disclaims beneficial ownership.

(5) Includes stock options not exercisable within 60 days of March 6, 2002 and non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout.

(6) Certain Directors have elected to defer a portion of their Directors' fees in the form of credits for non-voting phantom shares under the terms of the Company's Deferred Compensation Plan for Non-Employee Directors. These amounts will ultimately be paid out in cash based upon the value of the shares at the time of payout.

     Except as otherwise stated, each individual has sole voting and investment power over the shares set forth opposite his name. As of March 6, 2002, none of the Directors and executive officers individually beneficially owned more than 1% of the Company's common stock, and the Directors and executive officers of the Company as a group beneficially owned approximately 2.5% of the Company's outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and certain of its officers to send reports of their ownership of Harsco Corporation stock and changes in ownership to the Company and the Securities and Exchange Commission (the "SEC"), The New York Stock Exchange, Inc. and The Pacific Exchange, Inc. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis and the Company is not aware of any such failure during 2001.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Shown below is information with respect to each person or group known to the Company to beneficially own more than five percent of the Company's common stock. This information is derived from Schedules 13D and 13G filed by such persons with the Securities and Exchange Commission during February 2002.

                                  NAME                         AMOUNT
                               AND ADDRESS                  AND NATURE OF
TITLE OF                      OF BENEFICIAL                  BENEFICIAL               PERCENT
CLASS                            OWNERS                       OWNERSHIP               OF CLASS
--------                  ---------------------    -------------------------------    --------
Common Stock............  Atlantic Investment      2,031,300 shares                     5.10
                          Management, Inc.         Sole dispositive and voting
                          666 Fifth Avenue         power over 2,031,300 shares
                          New York, NY 10103
Common Stock............  Barclays Global          2,210,338 shares                     5.53
                          Investors, Ltd.          Sole dispositive power over
                          Murray House             2,210,338 shares and sole
                          1 Royal Mint Court       voting power over 2,128,758
                          London, England          shares
                          EC3 NHH

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Management Development and Compensation Committee ("Compensation Committee"), a Committee of the Board of Directors composed of the non-employee Directors listed below this Report. The Company considers all of the members of the Compensation Committee to be independent and none of these Directors have any interlocking or other relationships with the Company that are subject to disclosure under the Securities and Exchange Commission rules relating to proxy statements. All decisions of the Compensation Committee relating to the salaries and grade levels of the Company's Executive Officers are approved by the full Board.

     Set forth below is a report prepared by the members of the Compensation Committee whose names appear below this Report, addressing the Company's compensation policies for 2001 as they affected the Company's executive officers, including the Named Executives.

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Compensation Committee's executive compensation policies are designed to:

     - Provide incentives for achievement of the Company's annual and long-term performance goals;

     - Reinforce the common interest of management and the stockholders in enhancing shareholder value;

     - Reward individual initiative and achievement;

     - Provide levels of compensation that are fair, reasonable and competitive with comparable industrial companies; and

     - Attract and retain qualified executives who are critical to the Company's long-term success.

     At the 1995 Annual Meeting of Stockholders, the Board of Directors proposed, and the stockholders overwhelmingly approved the 1995 Executive Incentive Compensation Plan which the Board believes has provided an improved basis for achieving these goals. The current compensation program is applicable to all corporate and divisional officers of the Company and is composed primarily of:

     - Salary based upon grade levels that reflect the degree of responsibility associated with the executive's position and the executive's past achievement;

     - Annual incentive compensation awarded under the 1995 Executive Incentive Compensation Plan, based upon achievement of specific goals established for the relevant business unit which are financial objectives (return on capital, earnings per share, and cash flow provided by operations);

     - Stock option grants under the 1995 Executive Incentive Compensation Plan made annually by the Compensation Committee on the basis of the Committee's evaluation of each unit's strategic performance and the contribution of the executive, at its discretion with exercise prices equal to the market price at the date of grant; and

     - Various retirement and other benefits commonly found in similar companies.

     The Compensation Committee believes that the Company benefits from a broad based executive compensation program that extends the program's incentives to approximately 38 division officers in addition to the six executive officers and one other corporate officer. However, as an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity should be based on performance incentives and a lesser portion on salary, causing greater variability in the individual's total compensation from year to year. This is achieved under the Company's current 1995 Executive Incentive Compensation Plan by using the executive's numeric grade level and annual salary as multipliers along with the proportion of target achievement when computing annual incentive compensation awards.

     The Compensation Committee also believes that as executives rise to positions that can have a greater impact on the Company's performance, the compensation program should place more emphasis on the value of the common stock. This objective is met by granting stock options for the Company's common stock. The quantity of stock options granted to an individual in any year is based upon the executive's grade level and the strategic performance of the executive and the executive's business unit. The Company has not reset the exercise price on any existing stock options in the past, and as a matter of sound compensation policy, does not foresee doing so in the future.

     Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation for individuals in excess of $1 million per year paid by publicly traded corporations to the chief executive officer and the four other executives named in the compensation table of the Proxy Statement. The Company has determined that given the rates of compensation currently in effect and the exemption under Internal Revenue Service regulations applicable to income derived from stock options granted under the Harsco 1986 Stock Option Plan or the 1995 Executive Incentive Compensation Plan, and the exemption applicable to the performance based incentive compensation bonuses under the 1995 Executive Incentive Compensation Plan, the Company's exposure to any nondeductibility of executive compensation expense under Section 162(m) in the 2001 tax year should be limited to approximately $75,000 for compensation paid to the Chairman, President and Chief Executive Officer. In 1995, the Company obtained stockholder approval of the 1995 Executive Incentive Compensation Plan, which was designed to preserve the deductibility to the extent possible, of executive compensation resulting from performance based awards under that Plan. The Company obtained renewal of that approval by the stockholders in 1998 and again in 2001.

COMPENSATION STUDY AND REVISIONS TO OFFICER COMPENSATION STRUCTURE FOR 2001

     In 2000, the Committee conducted an in-depth review of the Company's officer compensation structure with the assistance of compensation consultant, Towers Perrin. The study confirmed that while total cash compensation (salary plus target annual bonus) for the officer corps approximated the median of the comparative survey data, the Company's officer compensation scheme was structured to pay salaries that were generally below the median paid at comparable companies, and that the annual incentive compensation opportunity was higher. The study also indicated that long-term incentive compensation was below the median at the upper officer levels. These findings and the Company's experience in recent years led the Committee to conclude that the compensation budget could be deployed to more effectively achieve the goals of attracting, retaining, and motivating executives. The gap between the Company's base salaries and the industry median was making the compensation package uncompetitive in many cases.

     In December 2000, the Committee resolved this problem by shifting a portion of the annual bonus opportunity into the officers' base salaries. This was achieved by amending the terms for the annual incentive compensation calculation to lower the bonus opportunity as a percentage of salary commencing with the 2001 plan year, and raising salaries effective January 1, 2001 to bring them more closely in line with competitive medians. Under the existing terms of the annual incentive compensation plan, target bonus opportunity was calculated under the following formula:

             .04 X grade level X salary = target bonus opportunity

     Beginning with the 2001 plan year, the .04 factor is lowered to .02 and the factor for maximum bonus opportunity is reduced from .06 to .03.

     At a meeting in January 2001, the Committee adjusted the Company's stock option award guidelines to more closely align long-term incentive compensation opportunity with the median levels indicated by the Towers Perrin survey data. The effect of these changes is to generally bring each of the three main components of the Company's executive compensation plan, and the total of the three components, closer to the median compensation levels at other companies of similar size.

RELATIONSHIP OF PERFORMANCE TO COMPENSATION

     The Company currently ties executive pay to corporate performance primarily through the 1995 Executive Incentive Compensation Plan awards that are based upon achievement of objectives adopted by the Compensation Committee, and stock option grants which only provide realizable compensation through increases in the stock price.

  Annual Incentive Compensation Plan

     The opportunity for the six executive officers and one other corporate officer to earn compensation under the terms of the 1995 Executive Incentive Compensation Plan in effect for 2001 was dependent upon meeting the three equally weighted financial objectives for the Company established by the Compensation Committee prior to the beginning of the plan year. In addition to awards under the Plan, the Committee made special cash bonus awards for 2001 to four executive officers and one corporate officer for the successful integration of the SGB Group business into the Company following the acquisition of that business in 2000. For divisional officers, the award was based on achievement of the business unit's three financial objectives established by the Compensation Committee prior to the beginning of the year. The goals for 2001 were based upon return on capital, earnings per share, and cash flow provided by operations.

     No award will be made for achievement of only the minimum performance level, but awards will begin to be earned as performance in each of the designated objective categories rises above the minimum. For 2001, achieving target levels of performance in all objectives results in an award that is 67% of the award for achieving the maximum level of performance against all objectives, and the award will continue to rise correspondingly as the achieved results approach the maximum objective performance levels set by the Compensation Committee.

     The Compensation Committee establishes minimum, target and maximum financial objectives for the corporate office and each division for that year, which will constitute 100% of the annual bonus criteria for the officers. The corporate officer financial objectives for minimum, target and maximum achievement are established based upon a consolidation of the financial goals for the operating divisions. Thus, the incentive compensation awards of the corporate officers are closely related to the overall performance of the divisions against their financial goals.

     The executive officers attained 28% of maximum achievement for the 2001 goals resulting in each of the executive officers earning 28% of the maximum annual incentive compensation for 2001 under the Plan. The amounts of the awards under the Plan and the special cash bonuses are summarized in the Summary Compensation Table.

  Stock Options

     As shown in the table that follows, the Compensation Committee granted stock options to the executive officers on January 22, 2001 under the 1995 Executive Incentive Compensation Plan with an exercise price of $25.63 per share, which was the market price on the date of grant. This Plan was approved by the stockholders in 1995 and is used to make grants to other corporate officers and key employees, division officers as well as the executive officers. The number of options granted to each officer is determined by grade level and the Committee's evaluation of the strategic performance of the individual and the individual's unit. Thus, the Chairman, President and Chief Executive Officer, Mr. Hathaway, who has the highest grade level, received the largest award. The absolute maximum stock option award as provided in the 1995 Plan is 150,000 shares for any single participant in a calendar year.

     The guidelines for the maximum annual number of options granted for each grade level were established in January 2001 based upon a recommendation from Towers Perrin, a compensation consulting firm, and that firm's 2000 survey of the long-term incentive compensation and total compensation practices of major United States companies. Towers Perrin used a Black-Scholes valuation of the Company's options to make comparisons of compensation value. In determining the January 22, 2001 grants, the Committee considered the number of options previously granted to participants under the 1986 Stock Option Plan and the 1995 Plan, and the increase in the aggregate number that would be outstanding upon approval of the 2001 grants.

  Salaries

     The Compensation Committee completed its annual review of salaries of all corporate and division officers, including the Named Executives, at its December 14, 2000 Committee meeting. As discussed above, the Committee considered an analysis of compensation survey data that the compensation consultant, Towers Perrin had prepared, and determined that a combination of increases in salary and reductions in bonus opportunity should be made. This change was implemented effective January 1, 2001, making the salaries competitive with industry medians and lowering the bonus opportunity to more closely reflect industry norms.

     Each year, the Compensation Committee adjusts the salary of each executive officer based upon the available salary budget, the performance of each officer, comparison survey data provided by one or more major consulting firms, comparison to other internal salaries and the Company's salary range structure for various grade levels. The salary range structure for various grade levels is also revised from time to time based upon industry survey data provided by Towers Perrin. Based on this information, the Committee, at its December 2000 meeting, approved an increase in the salary range structure for all officer grade levels. The Towers Perrin industry compensation survey considered by the Committee is a broad based survey of companies selected by the consulting firm which are not limited to the companies within the

Dow Jones Industrial-Diversified Index referenced elsewhere in the Proxy Statement, though some of those companies may have been included in the survey.

     The compensation study that Towers Perrin prepared for the Company in 2000 analyzed competitive compensation levels and total direct compensation (defined as base salary, annual incentives and long-term incentives in the form of cash and stock option awards) for the Company's key executive positions. The analysis was based on competitive data from Towers Perrin's 2000 Executive Compensation Data Base Survey for general industry companies with annual revenues between $1 and $3 billion. The salary increases effective January 1, 2001 were based upon that analysis, and a review of the performance of each officer. The salary for the Chief Executive Officer in 2000 was below the median in the Towers Perrin analysis, but was less than 1% above the 75th percentile in 2001 following the reduction in bonus opportunity and corresponding increase in salary. The total of salary plus target bonus opportunity for the Chief Executive Officer in 2001 was between the 50th and 75th percentile. The 2001 salaries for the other executive officers ranged between 7% above and 9% below the Towers Perrin medians for those positions.

     In preparation for future compensation adjustments, the Committee intends to periodically review similar detailed survey data. In general, the Committee strives to maintain total compensation packages which range from moderately below to moderately above the industry medians.

  Other Compensation

     The Company has certain other broad based employee benefit plans in which the executive officers participate on the same terms as non-executive employees, including health insurance, the Savings Plan and the term life insurance benefit equal to two times the individual's salary. In addition, the executive officers participate in the Supplemental Retirement Benefit Plan as described elsewhere in this Proxy Statement, which supplements both the qualified pension plan and the Company's 401(k) Savings Plan.

THE CHIEF EXECUTIVE OFFICER'S 2001 COMPENSATION

     The incentive plan cash, stock options, and salary awarded or paid to Mr. Hathaway with respect to 2001 are discussed in the Summary Compensation Table on page 17 in this Proxy Statement with respect to amounts, and in this Report with respect to the factors considered by the Compensation Committee. Of the total $1,236,125 in cash compensation paid to Mr. Hathaway for 2001 as reflected in the Summary Compensation Table, 17.4% was dependent upon achieving performance objectives under the 1995 Executive Incentive Compensation Plan. This is consistent with the Compensation Committee's view that those executives most able to affect the performance of the Company should have a significant portion of their potential total compensation opportunity at risk based upon Company performance. Those Company performance objectives are composed of financial objectives. The Compensation Committee believes that attainment of specific, measurable financial goals is an important determinant of total return to stockholders over the long-term and has the advantage of not being subject to period vagaries of the common stock price. However, the Compensation Committee also believes that the Chief Executive Officer and other officers should share in the gains or losses of common stock value experienced by the stockholders in order to reinforce the alignment of their respective interests. Therefore, the Compensation Committee utilizes stock option grants as an important component of compensation. The Compensation Committee believes that the combined effect of these compensation elements is to establish strong incentives to achieve results which will provide stockholders with the investment returns that they seek.

ECONOMIC VALUE-ADDED BASED ANNUAL INCENTIVE PLAN EFFECTIVE FOR 2002

     At the 2001 Annual Meeting of Stockholders, the stockholders approved an amendment to the 1995 Executive Incentive Compensation Plan that enables the Company to implement economic value-added measures as performance criteria for determining annual incentive compensation awards. The Committee, with assistance from Stern Stewart & Co., has adopted an economic value-added ("EVA(R)") based annual incentive compensation plan for the corporate and division officers for the 2002 plan year. The annual incentive compensation awards for 2002 will be based upon minimum, target and maximum EVA improvement goals that the Committee has established in consultation with Stern Stewart for each business unit.

     Economic value-added is a measurement of the amount by which the Company's after tax profits, after certain adjustments, exceed the cost of capital employed by the Company. The use of economic value-added as a performance measurement for incentive compensation is designed to help managers in making decisions that lead to overall improvement in shareholder value, taking into account not only profits generated, but the economic cost of capital to generate the profits.

     In summary, the Committee believes that the Company's total compensation program achieves the objective of providing meaningful and appropriate rewards, recognizing both current performance contributions and the attainment of long-term strategic business goals of critical importance to the future growth of Harsco Corporation.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

     R. C. Wilburn, Chairman
     C. F. Scanlan
     J. I. Scheiner
     A. J. Sordoni, III

                    EXECUTIVE COMPENSATION AND OTHER INFORMATION

                   SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation awarded to, earned by or paid to the Named Executives for services rendered to the Company in all capacities during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                ANNUAL COMPENSATION       SECURITIES    ALL OTHER
NAME AND                                      ------------------------    UNDERLYING     COMPEN-
PRINCIPAL                                            SALARY     BONUS      OPTIONS       SATION
POSITION                                      YEAR     ($)       ($)        (#)(1)       ($)(2)
---------                                     ----   -------   -------   ------------   ---------
D. C. Hathaway..............................  2001   852,500   215,290     125,000       220,806
  Chairman, President &                       2000   620,000   896,520     100,000        39,209
  Chief Executive Officer                     1999   560,000   686,952      50,000        98,275

G. D. H. Butler(3)..........................  2001   375,200   258,888      40,000           -0-
  Senior Vice President -- Operations         2000   223,808   303,193      10,000           -0-
                                              1999   214,000   227,696      10,000        79,249

P. C. Coppock...............................  2001   309,000    59,827      40,000        63,864
  Senior Vice President,                      2000   235,000   260,521      20,000        13,675
  Chief Administrative Officer,               1999   227,000   220,848      20,000        35,130
  General Counsel & Secretary

S. D. Fazzolari.............................  2001   309,000    59,827      40,000        63,864
  Senior Vice President, Chief                2000   235,000   260,521      20,000        13,033
  Financial Officer & Treasurer               1999   205,000   199,445      20,000        24,232

R. W. Kaplan(4).............................  2001   325,000    62,925      40,000        66,766
  Senior Vice President -- Operations         2000   235,000   260,521      20,000        13,033
                                              1999   205,000   199,445      20,000        26,259

---------------
(1) Represents stock options granted in the respective years. The Company granted these options, relating to shares of its common stock, to certain employees, including executive officers, of the Company under its 1995 Executive Incentive Compensation Plan. Options granted during a particular year are not exercisable for twelve months following the date of grant, unless a change in control of the Company occurs, nor are they exercisable ten years after the date of grant. The exercise price per share of options granted under the Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant.

(2) For 2001, represents Company Savings Plan contributions and certain Supplemental Retirement Benefit Plan contributions made on behalf of the Named Executives. The Company maintains the Harsco Corporation Savings Plan which includes the "Salary Reduction" feature afforded by Section 401(k) of the Internal Revenue Code. Eligible employees may authorize the Company to contribute from 1% to 16% of their pre-tax compensation to the Savings Plan. The Company makes matching contributions for the purchase of common stock of the Company for the account of each participating employee equal to 50% of the first 1% to 6% of such employee's "Salary Reduction" contribution. Under the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit

    Plan, if the IRS-imposed limitations on Section 401(k) Savings Plan contributions are reached by a Named Executive for a given year, so that he is unable to make the maximum 6% of pre-tax compensation "Salary Reduction" contribution that would be subject to the Company's matching contributions under the Savings Plan, the Company will make contributions on behalf of such Named Executive to the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit Plan in an amount equal to the amount of the matching contributions that it would have made under the Savings Plan if the Executive could have contributed the full 6% of his pre-tax compensation, less the amount of matching contributions that the Company actually made for his benefit under the Savings Plan. Such Company contributions to the Supplemental Retirement Benefit portion of the Supplemental Retirement Benefit Plan are credited in the form of phantom shares based upon the value of common stock on the date of the Company's contributions. Dividends that would have been paid on common stock are credited as additional phantom shares, and all phantom shares will ultimately be paid out in cash based upon the value of shares of common stock at the time of payment. For 2001, includes a special cash bonus for successful integration of the SGB Group business after acquiring it in 2000.

(3) Mr. Butler was elected Senior Vice President -- Operations effective September 26, 2000. He serves concurrently as President of the Heckett MultiServ -- East Division. Effective September 26, 2000, Mr. Butler was appointed to the additional position of President of the SGB Division. Mr. Butler's salary and bonus are designated in U.S. dollars, but he is paid in British pounds at a conversion rates that were in effect during the respective periods.

(4) Mr. Kaplan was elected Senior Vice President -- Operations effective July 1, 1998 and is concurrently President of the Harsco Gas & Fluid Control Group.

                                 STOCK OPTIONS

     The following table contains information concerning the number of stock options granted to each Named Executive under the Company's 1995 Executive Incentive Compensation Plan during the last fiscal year:

                             OPTION GRANTS IN 2001

                                                               INDIVIDUAL GRANTS
                                                       ----------------------------------
                                          NUMBER OF    % OF TOTAL
                                          SECURITIES    OPTIONS
                                          UNDERLYING   GRANTED TO   EXERCISE
                                           OPTIONS     EMPLOYEES    OR BASE                 GRANT DATE
                                           GRANTED     IN FISCAL     PRICE     EXPIRATION     PRESENT
NAME                                        (#)(1)        YEAR       ($/SH)       DATE      VALUE($)(2)
----                                      ----------   ----------   --------   ----------   -----------
D. C. Hathaway --.......................   125,000        17.6       25.63      01/21/11      851,250
  Chairman, President & Chief Executive
  Officer
G. D. H. Butler --......................    40,000         5.6       25.63      01/21/11      272,400
  Senior Vice President -- Operations
P. C. Coppock --........................    40,000         5.6       25.63      01/21/11      272,400
  Senior Vice President, Chief
  Administrative Officer, General
  Counsel & Secretary
S. D. Fazzolari --......................    40,000         5.6       25.63      01/21/11      272,400
  Senior Vice President, Chief Financial
  Officer & Treasurer
R. W. Kaplan --.........................    40,000         5.6       25.63      01/21/11      272,400
  Senior Vice President -- Operations

---------------
(1) The Company granted these options, for shares of its common stock, to certain employees, including executive officers, of the Company under its 1995 Executive Incentive Compensation Plan. The Company's 1995 Executive Incentive Compensation Plan authorizes the Compensation Committee to grant stock options to purchase common stock, as well as stock appreciation rights to certain officers and employees who in the discretion of the Compensation Committee significantly impact the profitability of the Company. Options granted during a particular year are not exercisable for twelve months following the date of grant, unless a change in control of the Company occurs, nor are they exercisable more than ten years after the grant. The exercise price per share of options granted under the 1995 Executive Incentive Compensation Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant. There were no stock appreciation rights granted in 2001.

(2) The fair value of the options granted during 2001 is estimated on the date of grant using the binomial option pricing model. This estimate has been developed for purposes of comparative disclosure and does not necessarily reflect the Company's view of the value of the option. The estimated value has been determined based upon the terms of the option grant, the common stock price performance history, the Company's experience that its options, on average, are exercised within four years of grant, a $0.96 dividend and a 5% rate of dividend increase. Options expiring in January 2011 are assumed to have stock volatility of 37% and a 4.96% risk-free interest rate.

                         OPTION EXERCISES AND HOLDINGS

     The following table sets forth information, with respect to the Named Executives, concerning the exercise of options during fiscal year 2001 and unexercised options at December 31, 2001:

                      AGGREGATED OPTION EXERCISES IN 2001
                         AND OPTION VALUES AT 12/31/01

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               SHARES                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                              ACQUIRED                        OPTIONS AT                    OPTIONS AT
                                 ON        VALUE            12/31/01(#)(2)                12/31/01($)(3)
                              EXERCISE    REALIZED    ---------------------------   ---------------------------
NAME                            (#)        ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          --------   ----------   -----------   -------------   -----------   -------------
D. C. Hathaway --...........     -0-            -0-     270,000        125,000       1,460,900      1,083,750
  Chairman, President &
  Chief Executive Officer
G. D. H. Butler --..........     -0-            -0-      28,000         40,000         129,400        346,800
  Senior Vice President --
  Operations
Paul C. Coppock --..........     -0-            -0-     115,000         40,000         608,050        346,800
  Senior Vice President,
  Chief Administrative
  Officer, General Counsel &
  Secretary
S. D. Fazzolari --..........     -0-            -0-      84,000         40,000         398,500        346,800
  Senior Vice President,
  Chief Financial Officer &
  Treasurer
R. W. Kaplan --.............   9,022     123,098.60      87,200         40,000         537,360        346,800
  Senior Vice President --
  Operations

---------------
(1) Represents the difference between the exercise price and the market price of common stock on the date of exercise.

(2) Options granted during a particular year are not exercisable for twelve months following the date of grant unless a change in control of the Company occurs.

(3) Represents the difference between the exercise price and the market price of common stock on December 31, 2001, multiplied by the number of in-the-money unexercised options contained in the respective category. Average market price at December 31, 2001 was $34.48 per share. Options are in-the-money when the market price of the underlying securities exceeds the exercise price.

                            STOCK PERFORMANCE GRAPH

     The following performance graph compares the yearly percentage change in the cumulative total stockholder return (assuming the reinvestment of dividends) on the Company's common stock against the cumulative total return of the Standard & Poor's MidCap 400 Index and the Dow Jones Industrial-Diversified Index for the past five years. The graph assumes an initial investment of $100 on December 31, 1996 in the Company's common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of future Company performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG HARSCO CORPORATION, S&P MIDCAP 400 INDEX AND DOW JONES
                       INDUSTRIAL-DIVERSIFIED INDEX(1)(2)
                         FISCAL YEAR ENDING DECEMBER 31

                                      LOGO

--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 Harsco Corporation      100       129        93       100        80       114
 S&P MidCap 400
  Index                  100       132       158       181       212       196
 Dow Jones
Industrial-Diversified   100       142       182       247       249       224

---------------

(1) Peer companies included in the Dow Jones Industrial-Diversified Index are:
    Albany International Corp., Briggs & Stratton Corp., Capstone Turbine Corp., Carlisle Companies Inc., Crane Company Inc., Dover Corporation, Eaton Corp., Emerson Electric Co., Flowserve Corp., FMC Corporation, General Electric Co., Honeywell International Inc., Illinois Tool Works, Inc., Ingersoll-Rand Company, ITT Industries Inc., Kaydon Corp., Kennametal Inc., Minnesota Mining & Manufacturing Co., Mueller Industries Inc., Parker Hannifin Corporation, Pentair Inc., Rockwell International Corp., Roper Industries Inc., The

    Shaw Group Inc., Teleflex Inc., Textron Inc., The Timken Company and Tyco International Ltd.

(2) In December 2001, Dow Jones restructured its industry classification system. The net result of this change is that all US indexes will show differences when compared to the prior index series.

RETIREMENT PLANS

     The Company provides retirement benefits for each officer under the Supplemental Retirement Benefit Plan ("Supplemental Plan"). All executive officers are covered by the Supplemental Plan excepting G.D.H. Butler who is covered by the U.K. pension plan described below. The Supplemental Plan replaces the 401(k) Company match lost due to government limitations on such contributions. The replacement is in the form of phantom shares as more fully described in footnote 2 on page 17. All U.S. executive officers are also covered by the qualified pension plan. Each plan is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Supplemental Plan also provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The Supplemental Plan provides for a preretirement death benefit payable in a monthly benefit to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a "change in control" of the Company as defined in the Supplemental Plan.

     Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of .8% of final average compensation up to the "Social Security Covered Compensation" as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the "Social Security Covered Compensation" multiplied by up to 33 years of service, reduced by the benefits under the qualified plan. Final average compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive out of the last 120 months prior to date of retirement or termination of employment for any reason prior to normal retirement date.

     The following table shows estimated total annual pension benefits payable to the U. S. executive officers of the Company under the qualified pension plan and the Supplemental Plan, including the Named Executives upon retirement at age 65, in various remuneration and year-of-service classifications, assuming the total pension benefit was payable as a straight life annuity guaranteed for ten years and retirement took place on January 1, 2002.

                     PENSION PLAN TABLE -- U.S. EXECUTIVES

                                                   YEARS OF SERVICE
                            --------------------------------------------------------------
REMUNERATION(1)               10         15         20         25         30         35*
---------------             -------    -------    -------    -------    -------    -------
  300,000.................   44,844     67,267     89,689    112,111    134,533    147,987
  400,000.................   60,844     91,267    121,689    152,111    182,533    200,787
  500,000.................   76,844    115,267    153,689    192,111    230,533    253,587
  600,000.................   92,844    139,267    185,689    232,111    278,533    306,387
  700,000.................  108,844    163,267    217,689    272,111    326,533    359,187
  800,000.................  124,844    187,267    249,689    312,111    374,533    411,987
  900,000.................  140,844    211,267    281,689    352,111    422,533    464,787
1,000,000.................  156,844    235,267    313,689    392,111    470,533    517,587
1,100,000.................  172,844    259,267    345,689    432,111    518,533    570,387
1,200,000.................  188,844    283,267    377,689    472,111    566,533    623,187
1,300,000.................  204,844    307,267    409,689    512,111    614,533    675,987
1,400,000.................  220,844    331,267    441,689    552,111    662,533    728,787
1,500,000.................  236,844    355,267    473,689    592,111    710,533    781,587
1,600,000.................  252,844    379,267    505,689    632,111    758,533    834,387

---------------
 *  The Supplemental Plan has a 33 year service maximum.

(1) Final average compensation for the U.S. Named Executives as of the end of the last calendar year is: Mr. Hathaway: $1,300,918.40; Mr. Coppock:
    $487,951.60; Mr. Fazzolari: $382,751.60; and Mr. Kaplan: $421,421.40. The
    estimated credited years of service for each Named Executive are as follows:
    Mr. Hathaway: 35.5 years; Mr. Coppock: 20.5 years; Mr. Fazzolari: 21.5 years; and Mr. Kaplan: 22.5 years.

     The Company does not provide retiree medical benefits to its executive officers.

     The following table shows estimated total annual pension benefits payable to the U.K. executive officer of the Company, Mr. Butler, for life, under the Harsco Pension Scheme, a qualified pension plan in the U.K., upon retirement at age 60, which is normal retirement age under the Scheme, in various remuneration and year-of-service classifications, assuming the total pension benefit was payable and retirement took place on January 1, 2002. The benefit would be paid in British pounds and all amounts in the table below are stated in U.S. dollars at a conversion rate of $1.4560 = L1.00. The Scheme provides that if the participant dies within five years after starting to receive a pension, a lump sum will be paid equal to the pension payments that would have been made during the remainder of the five year period. The annual pension benefit is based on the highest annual total of salary and bonus within the last five years (or the highest average amount of annual salary plus bonus received in any three consecutive scheme years within the last ten years, if higher) ("Final Pensionable Salary") and the years of service, subject to various deductions for service prior to April 6, 1989, and a statutory limitation of two thirds of the Final Pensionable Salary.

                      PENSION PLAN TABLE -- U.K. EXECUTIVE

                                                 YEARS OF SERVICE
                       --------------------------------------------------------------------
REMUNERATION(1)           10          15          20          25          30          35
---------------        --------    --------    --------    --------    --------    --------
  300,000............    54,990      82,500     109,980     137,490     165,000     198,000
  400,000............    73,320     110,000     146,640     183,320     220,000     264,000
  500,000............    91,650     137,500     183,300     229,150     275,000     330,000
  600,000............   109,980     165,000     219,960     274,980     330,000     396,000
  700,000............   128,310     192,500     256,620     320,810     385,000     462,000
  800,000............   146,640     220,000     293,280     366,640     440,000     528,000
  900,000............   164,970     247,500     329,940     412,470     495,000     594,000
1,000,000............   183,300     275,000     366,600     458,300     550,000     660,000

---------------

(1) Final Pensionable Salary for G.D.H. Butler as of the end of the last calendar year is $593,607. The estimated credited years of service for Mr. Butler is 32.5 years.

EMPLOYMENT AGREEMENTS WITH OFFICERS OF THE COMPANY

     On September 25, 1989, the Board of Directors authorized the Company to enter into employment agreements with certain officers, including Messrs. Hathaway, Coppock and Kaplan, and subsequently with Messrs. Fazzolari and Butler (the "Agreements"). Pursuant to those authorizations, the Company entered into individual Agreements with the Named Executive Officers. The Agreements are designed as an inducement to retain the services of the officers and provide for continuity of management during the course of any threatened or attempted change in control of the Company. The Agreements are also intended to ensure that, if a possible change in control should arise and the officer should be involved in deliberations or negotiations in connection with the possible change in control, the officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in the best interests of the Company and its stockholders without concern for his position or financial well-being. Should a change in control occur, the Agreements provide for continuity of management following the change by imposing certain obligations of continued employment on the officers.

     Under the Agreements, the Company and the officers agree that in the event of a change in control, such officer will remain in the Company's employ for a period of three years from the date of the change in control (or to such officer's normal retirement date, if earlier), subject to such officer's right to resign during a thirty-day period commencing one year from the date of the change in control or for good reason, as defined in the Agreement. If such officer's employment terminates within three years after a change in control for any reason other than cause as defined in the Agreements, resignation without good reason as defined in the Agreements, or disability or death, such officer will be paid a lump sum amount equal to such officer's average annual gross income reported on Form W-2 (P-60 for Mr. Butler) for the most recent five taxable years prior to the change in control, multiplied by the lesser of 2.99 or the number of whole and fractional years left to such executive officer's normal retirement date, plus interest. The payment may be subject to reduction to avoid adverse tax consequences.

     For purposes of the Agreements, a "change in control" would be deemed to have occurred if (i) any person or group acquires 20% or more of the Company's issued and outstanding shares of common stock; (ii) the members of the Board as of the date of the Agreements (the "Incumbent Board") including any person subsequently becoming a Director whose election, or nomination for election by the Company's shareholders, was approved by a majority of the

Directors then comprising the Incumbent Board, cease to constitute a majority of the Board of the Company as a result of the election of Board members pursuant to a contested election; (iii) the stockholders approve of a reorganization, merger or consolidation that results in the stockholders of the Company immediately prior to such reorganization, merger or consolidation owning less than 50% of the combined voting power of the Company; or (iv) the stockholders approve the liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

     If such provisions under the applicable Agreements had become operative on January 1, 2002, the Company would have been required to pay Messrs. Hathaway, Butler, Coppock, Fazzolari and Kaplan the following termination payments based on compensation information available at December 31, 2001: $4,070,341, $1,297,881, $1,528,685, $1,171,965 and $1,307,628, respectively.

     On September 26, 1988, the Company entered into an agreement with Mr. Hathaway which provides that for purposes of calculating his retirement benefits, his years of service will be deemed to have commenced June 20, 1966.

APPROVAL OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, has designated PricewaterhouseCoopers LLP as independent accountants to audit the financial statements for the fiscal year ending December 31, 2002, subject to stockholder approval. This firm has audited the financial statements of the Company and its predecessors since 1929. Although neither the Restated Certificate of Incorporation and By-laws nor the General Corporation Law of the State of Delaware, the state of incorporation, requires the election or approval of the selection of independent accountants, the Board of Directors desires that the selection of independent accountants be approved by the stockholders. Such designation of PricewaterhouseCoopers LLP will be submitted to the Annual Meeting for confirmation or rejection, and, in the absence of contrary direction, it is intended that Proxies in the accompanying form will be voted in favor of confirmation. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

     If this proposal is not approved by a majority of the shares entitled to vote at the Annual Meeting present in person or by proxy, the appointment of the independent accountants will be reevaluated by the Board of Directors. However, due to the difficulty and expense of making any substitution of accountants, it is contemplated that the appointment for the fiscal year ending December 31, 2002 will be permitted to stand. The Board will then make an independent business judgment as to whether to seek new independent accountants for the fiscal year ending December 31, 2003.

     The Audit Committee of the Company's Board of Directors, at its meeting held on September 25, 2001, reviewed and approved the fee estimate for the annual audit of the Company's fiscal 2001 financial statements and, taking into consideration the possible effect of non-audit services on the accountants' independence, also approved the type of non-audit services to be rendered.

     The Board of Directors unanimously recommends that the stockholders vote FOR this proposal.

OTHER MATTERS

     The cost of this solicitation of Proxies will be borne by the Company. In addition to solicitation by use of mail, employees of the Company may solicit Proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send Proxies and Proxy materials to their principals and the Company may reimburse them for their expense in so doing. The Company has retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $10,000 plus reasonable out-of-pocket expenses.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2003 ANNUAL MEETING OF STOCKHOLDERS

     If a stockholder of the Company wishes to submit a proposal for consideration at the 2003 Annual Meeting of Stockholders, such proposal must be received at the executive offices of the Company no later than November 26, 2002, to be considered for inclusion in the Company's Proxy Statement and Proxy Card relating to the 2003 Annual Meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in the Company's Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2003 Annual Meeting in accordance with the Company's By-laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the Meeting. In the event that the Company gives less than 70 days notice of the Meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the Meeting date. The 2003 Annual Meeting is scheduled to be held on April 29, 2003. In order to nominate a candidate for election as a Director at the 2003 Annual Meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 30, 2003.

HARSCO CORPORATION

/s/ Paul C. Coppock
Paul C. Coppock
Senior Vice President,
Chief Administrative Officer,
General Counsel and Secretary
March 26, 2002

                                                                      APPENDIX A

                               HARSCO CORPORATION
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I. MISSION STATEMENT

     The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports provided by the Corporation; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are:

     - Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company.

     - Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company.

     - Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II. ORGANIZATION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have financial management expertise. Such qualifications will be determined by the Board of Directors in its sole judgment.

     The Chairman of the Board shall submit his recommendation for the appointment of members of the Committee and the Chairman of the Committee. The Board shall elect the members and Chairman of the Committee at the annual organizational meeting of the Board to serve until the next annual organizational meeting or until their successors shall be duly elected and qualified.

II. MEETINGS

     The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Committee will fully discuss with management any questions which it may have regarding matters within the scope of its responsibilities. As part of its job to foster open communication, the Committee shall be empowered to request private conversations with the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Chairman of the Committee or a member of the Committee designated by the Chairman, shall meet with management and the independent accountants quarterly to review the financial and legal matters of the Corporation.

IV. RESPONSIBILITIES AND DUTIES

     The Audit Committee shall report Committee actions to the full Board of Directors and may make appropriate recommendations. To fulfill its responsibilities and duties, the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

 1. Review and update this Charter annually, or as conditions dictate.

 2. Review the annual financial statements with financial management and the independent accountants prior to their filing with the Securities and Exchange Commission.

 3. Review with management the interim quarterly financial results to be included in the Quarterly Report on Form 10-Q prior to its filing. The Chairman of the Committee or a member of the Committee designated by the Chairman may represent the entire Committee for purposes of this review.

 4. Review the regular internal reports to management prepared by the internal auditing department and management's response.

INDEPENDENT ACCOUNTANTS

 5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. Review the independent accountant's written statement delineating its relationship with the Corporation.

 6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

 7. Periodically consult with the independent accountants about internal controls and the fullness and accuracy of the organization's financial statements.

FINANCIAL REPORTING PROCESSES

 8. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

 9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

PROCESS IMPROVEMENT

10. Following completion of the annual audit, review with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

11. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

INTERNAL CONTROL FRAMEWORK, CODE OF CONDUCT, AND LEGAL COMPLIANCE

12. Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the Harsco Internal Control Framework and ensuring that all individuals possess an understanding of their roles and responsibilities.

13. Review periodically the Harsco Code of Conduct and ensure that management has established a system to enforce this Code.

14. Review activities, organizational structure, and qualifications of the internal audit department.

15. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

16. Review, with the organization's counsel, any legal matter that could have a significant impact on the Corporation.

17. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

18. Provide the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation's proxy statement for each annual meeting.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Corporation's policies.

     Nothing contained in this Charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee to rely, in discharging their oversight role, on the records of the Corporation and on other information presented to the Committee, Board of Directors or the Corporation by its officers or employees or by outside experts such as the independent accountants.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Please mark
your votes as
indicated in    [X]
this example



1.ELECTION OF DIRECTORS


NOMINEES: 01 G.D.H. Butler, 02 S.D. Fazzolari, 03 C.F. Scanlan, 04 A.J. Sordoni, III and 05 J.P. Viviano


             FOR all nominees                         WITHHOLD
           listed to the right                        AUTHORITY
         (except as marked to the              to vote for all nominees
                contrary)                        listed to the right

                  [ ]                                   [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the independent accountants of the Company.


                 FOR         AGAINST           ABSTAIN
                 [ ]           [ ]               [ ]


"By checking the box to the right, I consent to future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services, Ridgefield Park NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility Please disregard if you have previously provided your consent decision."


PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE                      SIGNATURE                         DATE
         --------------------           ----------------------        ----------

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

       INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 4PM EASTERN TIME
                  THE BUSINESS DAY PRIOR TO ANNUAL MEETING DAY.

    YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

                                    INTERNET
                           http://www.eproxy.com/hsc

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                       OR

                                    TELEPHONE
                                 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR
                                      MAIL

                                   Mark, sign
                                    and date
                                   your proxy
                                      card
                                       and
                                  return it in
                                       the
                                    enclosed
                                  postage-paid
                                    envelope.

               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT: http://www.harsco.com

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               HARSCO CORPORATION

         The undersigned hereby appoints J.J. Jasinowski, J.I. Scheiner and R.C. Wilburn proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side and otherwise in their discretion, all the shares of stock of Harsco Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 30, 2002 or any adjournment thereof.



     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE WHICH
      ALSO INCLUDES INSTRUCTIONS ON HOW TO VOTE BY INTERNET OR TELEPHONE.)


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


                                               ANNUAL
[HARSCO LOGO]                                  MEETING OF
                                               STOCKHOLDERS

                                               APRIL 30, 2002 10:00 A.M.

                                               THE RADISSON PENN HARRIS
                                               HOTEL AND CONVENTION CENTER
                                               ROUTES 11 AND 15 AT ERFORD ROAD
                                               CAMP HILL, PENNSYLVANIA